Filed pursuant to Rule 424(b)(3)

Registration No. 333-231586

BTCS INC.

PROSPECTUS SUPPLEMENT

4,374,741 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated May 28, 2019, or the Prospectus, and relates to the sale of shares of our common stock by the selling shareholder identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The common stock sold in this prospectus supplement involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

As of June 27, 2019, BTCS, Inc. (the “Company”) had sold 2,090,914 shares of common stock to the selling shareholder and issued the selling shareholder 40,547 pro-rata commitment shares in connection with the sales in accordance with the Equity Line Purchase Agreement (the “Agreement”) a total of 2,131,461 shares were issued to the selling shareholder under the Agreement. The Company received $695,006 in connection with the sales.

The date of this prospectus supplement is June 28, 2019